SANZ Posts Positive EBITDA for September Quarter 2003.

Solunet Merger Yields Results ahead of Expected Time Line

Castle Rock, Colorado-November 13, 2003 SANZ (OTCBB: SANZ), a nationwide provider of data storage and data management solutions and services, announced today the results of its operations for the third fiscal quarter of 2003.

SANZ recorded revenues of $16.0 million and gross profit of $4.0 million, both of which were down approximately 8% from amounts recorded in the second quarter of 2003. Importantly, the cost cutting actions made possible by the Company’s combination with Solunet Storage (d/b/a StorNet Solutions) in April 2003 allowed for dramatic reduction of operating expenses. Total SG&A expense was reduced from $7.7 million in the second quarter to $4.2 million in the third quarter and ordinary operating expense, excluding acquisition-related expense and depreciation and amortization, was reduced by $1.3 million, from $5.2 million to $3.9 million.

As a consequence, the Company recorded positive EBITDA of $58,000 for the third quarter, an improvement of more than $3,000,000 over the June quarter and, while the Company recorded a net loss for the quarter that loss was also reduced dramatically, from $3.5 million in the second quarter to $373,000 in the third quarter, or a loss of $.01 per share.

SANZ Chief Executive Officer John Jenkins said, ” We are extremely pleased to have crossed the EBITDA break-even line in only the second quarter after the merger with Solunet. Most all of the effects expected from our business combination contributed to this result, with a good mix from both the commercial and Federal markets. We continued to hold gross margin at 25%, in significant part due to the increased services content of our revenue mix. Our Technical Support Services or “first-call” maintenance operation performed well, as did our Professional Services group, which continues to grow nicely in its core offerings as well as increasingly taking on larger, high-profile consulting engagements. We clearly made excellent gains in operating cost reduction through our continued consolidation of support functions, achieving many objectives in advance of our original timeline”

Jenkins added, “As we look forward, we see expanded opportunities in all sectors of our business. During the past six months, even while we were heavily focused on extracting costs by eliminating redundant functions and operations, selectively, we have been adding staff and resources to support our growth opportunities.”

(Because of the Company’s combination with Solunet Storage (d/b/a StorNet Solutions) in April 2003, comparisons in this release are made to the second quarter of 2003, when the companies were combined, rather than to the third quarter of 2002, during which period the companies were still separate. The Company’s Quarterly Report on Form 10-QSB, filed today, includes comparisons to the corresponding prior-year periods. As used in this release, EBITDA, or earnings before interest, taxes, depreciation and amortization, consists of net income computed in accordance with GAAP before those enumerated items, but does not exclude the acquisition-related expense recorded in the quarter. A reconciliation of EBITDA to net income (loss) is included below.)

ABOUT SANZ

SAN Holdings, Inc., through its subsidiary SANZ, provides total data storage solutions, including solutions customized to a customer’s needs, integrated storage appliances, and storage management services. SANZ maintains offices throughout the United States; in addition to its Colorado headquarters, SANZ has operations in California, Connecticut, Georgia, Massachusetts, Ohio, Pennsylvania, Texas, Virginia and Washington State. For investor relations information, contact Ronald Both of Liolios Group, Inc., (949) 574-3860 or ron@liolios.com. For product or marketing information, contact Marie Gordon, Director of Marketing, (610) 701-5824 or mgordon@sanz.com. Learn more about the Company on the World Wide Web at www.sanz.com.

FORWARD LOOKING STATEMENTS:

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to numerous risks and uncertainties. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other applicable federal securities laws. Any such forward-looking statements, which speak only as of the date made, represent management’s best judgment as to what may occur in the future. However, forward-looking statements are subject to known and unknown risks, uncertainties and important factors beyond the control of the Company that could cause actual results, performance, achievements or and events to differ materially from historical results of operations and events and those presently anticipated or projected. Factors that may cause such differences include, but are not limited to: the rate of growth in the market for data storage products generally and for the types of products we sell in particular; the continued and future acceptance of the products we sell; the presence of competitors with greater technical, marketing and financial resources; our ability to promptly and effectively respond to technological change to meet evolving customer needs; our ability to successfully expand our operations; and our success at integrating with our own operations the operations and management of any business we acquire. Additional factors are discussed in the Company’s Form 10-KSB for the year ended December 31, 2002, its Form 8-K dated April 4, 2003, and its other reports filed with the Securities and Exchange Commission, to which reference should be made.

SAN Holdings, Inc.
Statement of Operations
(dollars in thousands)

	For the three months ended September 30,	For the nine months ended September 30,
	2003	2002*	2003	2002*
Revenue	$ 15,969	$ 13,649	$ 40,498	$ 42,446
Cost of Sales	12,017	10,504	30,669	31,765

Gross Profit	3,952	3,145	9,829	10,681
Selling, General and Administrative Expense	3,864	4,004	11,864	11,687
Acquisition-Related Costs	29	--	1,987	--
Asset Impairment Charge	--	5,771	--	7,794
Depreciation and Amortization	306	130	915	757

Operating Loss	(247)	(6,760)	(4,937)	(9,557)
Interest and Other Expense	(126)	(179)	(455)	(805)
Net Loss	(373)	(6,939)	(5,392)	(10,362)
Weighted Average Shares Outstanding	58,359,498	20,000,000	45,648,970	20,000,000
Basic earnings per common share	(0.01)	(0.35)	(0.12)	(0.52)

*Consists of operations of StorNet, Inc., accounting predecessor to Solunet Storage, Inc., which itself was the accounting acquiror in the April 2003 business combination between SANZ and Solunet Storage, Inc.

SAN Holdings., Inc.
Consolidated Balance Sheet
(dollars in thousands)

	September 30, 2003	December 31, 2002*
Assets
Current Assets	$22,115	$ 11,095
Property, Plant & Equipment	1,128	569
Other Assets	34,951	656

Total Assets	58,194	12,320
Liabilities
Current Liabilities	33,600	17,133
Long-Term Debt	--	--

Total Liabilities	33,600	17,133
Total Stockholders’ Equity	24,594	(4,813)

Total Stockholders’ Equity & Liabilities	58,194	12,320

*	Balance sheet of Solunet Storage, Inc., the accounting acquiror in the April 2003 business combination between SANZ and Solunet Storage, Inc.

SAN Holdings., Inc.
Reconciliation of EBITDA to Net Income
(dollars in thousands)

For the three months ended September 30, 2003
EBITDA	$ 58
Interest Expense, net	(177)
Tax Refund Income	52
Depreciation and Amortization	(306)

Net Income	(373)